EXHIBIT 1

AGREEMENT AND PLAN OF MERGER

By and Among

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

BERYLLIUM MERGER CORPORATION

and

BENTLEY PHARMACEUTICALS, INC.

Dated as of March 31, 2008

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Section 9.4	Specific Performance	50
Section 9.5	Severability	50
Section 9.6	Assignment	50
Section 9.7	Entire Agreement; No Third-Party Beneficiaries	50
Section 9.8	Governing Law	50
Section 9.9	Consent to Jurisdiction; Enforcement	51
Section 9.10	Counterparts	51
Section 9.11	No Strict Construction	51
Section 9.12	WAIVER OF JURY TRIAL	51

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AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2008 (this “Agreement”), by and among Teva Pharmaceutical Industries Limited, an Israeli corporation (“Buyer”), Beryllium Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective boards of directors of the Company and Acquisition Sub each have approved and deemed advisable, and the board of directors of Buyer, as the sole stockholder of Acquisition Sub, has approved this Agreement and the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), and in compliance with laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority of the countries where the Company and its subsidiaries are located; and

WHEREAS, the respective boards of directors of the Company, Buyer and Acquisition Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein;

WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company is contemplating distributing to its existing stockholders prior to the Effective Time all of the shares of common stock of CPEX (together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off”);

WHEREAS, as a condition to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Voting Agreement with certain stockholders of the Company (the “Voting Agreement”) pursuant to which, among other things, each of such stockholders has agreed, subject to the terms thereof, to vote all shares of common stock of the Company owned by each of them in favor of the Merger and the transactions contemplated hereby; and

WHEREAS, Buyer, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Teva Spanish Holdco, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and By-laws.

(a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), shall be amended so as to read in its entirety as the Certificate of Incorporation of Acquisition Sub (except that the name of the Surviving Corporation shall be Teva Spanish Holdco, Inc.) and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law, subject to Section 6.7.

(b) At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the Amended and Restated By-laws of the Company (the “Company By-laws”) shall be amended so as to read in their entirety as the By-laws of Acquisition Sub (except that the name of the Surviving Corporation shall be Teva Spanish Holdco, Inc.) and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.7.

Section 2.5 Board of Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6 Officers. The officers of the Surviving Corporation effective as of, and immediately following, the Effective Time shall be the officers of Acquisition Sub immediately prior to the Effective Time.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Treasury Stock and Buyer-Owned Stock. Each share of common stock of the Company, par value $0.02 per share, including the associated Company Rights (as defined herein) (the “Company Common Stock”), owned by the Company or any of its wholly-owned subsidiaries or held by Buyer or any of its wholly-owned subsidiaries immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive the Merger Consideration, in cash, without interest. As of the date hereof, prior to any adjustments pursuant to Section 3.1(c), and without giving effect to (i) any change in the number of outstanding Company Common Stock, Restricted Stock Units or Company Options, and (ii) the equitable adjustment to the exercise prices of the

Company Options or the number of outstanding Company Options and Restricted Stock Units, in each case that will be effected in connection with the Spin-Off pursuant to Article V of the Employee Matters Agreement (the “Equity Adjustment”), the Merger Consideration would be equal to $15.02 per share of Company Common Stock. “Merger Consideration” shall mean the quotient obtained by dividing (a) the sum of (i) the Aggregate Purchase Price and (ii) product of (1) the weighted average exercise price for all In-the-Money Options immediately following the Equity Adjustment (the “Equity Adjustment Date”), multiplied by (2) the aggregate number of shares of Company Common Stock into which all In-the-Money Options are convertible as of the Equity Adjustment Date, by (b) the result of subtracting (i) the number of shares of Company Common Stock into which all Out-of-the-Money Options would be convertible as of the Equity Adjustment Date from (ii) the aggregate number of shares of Company Common Stock on a fully diluted basis (including all Company Options and Restricted Stock Units) as of the Equity Adjustment Date. “Aggregate Purchase Price” shall mean $360,000,000 (three hundred and sixty million dollars), as may be adjusted by application of Section 3.1(c).

(ii) Each share of Company Common Stock to be converted into the right to receive the applicable Merger Consideration pursuant to Section 3.1(b)(i) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c) Merger Consideration Adjustment. The Aggregate Purchase Price shall be adjusted in the following manner:

(i) As soon as practicable prior to the Effective Time, but in any event at least 14 days prior to the Stockholders’ Meeting, the Company shall provide Buyer with a schedule setting forth the determination of the CPEX Value, which determination shall be final and binding on the Company and Buyer for purposes of this Agreement.

(ii) The Aggregate Purchase Price shall be reduced by the sum of (A) the product of (i) the excess, if any, of (x) the CPEX Value over (y) the sum of (1) $65,000,000 and (2) the amount determined under clause (B) below, and (ii) the applicable Tax rate(s) as would be imposed by Section 11(b)(1) of the Code assuming no taxable income other than the excess determined under clause (A)(i) above, and (B) the product of (i) the excess, if any, of (x) the CPEX Value over (y) $34,000,000 and (ii) 8.5%.

(d) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, in each case, other than pursuant to the Spin-Off, the applicable Merger Consideration as provided in Section 3.1(b) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Company Common Stock.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the applicable Merger Consideration as provided in Section 3.1(b)(i). At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to the Merger Consideration (such Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) As promptly as practicable following Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the applicable Merger Consideration in exchange therefor collected, by hand delivery).

(c) After the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as soon as reasonably practicable, after which the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Buyer (or its designee), upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Buyer (subject to abandoned property, escheat or other similar laws), as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof. Any interest and other income resulting from such investments shall be paid to and be income of Buyer. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 3.3 Stock Options and Restricted Stock Units.

(a) Treatment of Options. Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and be cancelled and converted into the right to receive at the Effective Time, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”), less any applicable withholding taxes. If the applicable exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled at the Effective Time without payment of consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any.

(b) Treatment of Restricted Stock Units. As of the Effective Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit, become fully vested and be cancelled and converted into the right to receive at the Effective Time, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration (the “Restricted Stock Unit Payment”), less any applicable withholding taxes. As of the Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Unit Payment.

(c) Necessary Action. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the provisions of this Section 3.3, including, without limitation, providing holders of Company Options and Restricted Stock Units with notice of their rights with respect to any such Company Options and Restricted Stock Units as provided herein.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, but, instead, the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Buyer (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of Delaware Law received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of Delaware Law. The Company shall not (x) make any payment with respect to any such demand, (y) offer to settle, settle or approve any withdrawal or other treatment of, any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law, except in each case with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no such consent shall be required if such actions are required by Delaware Law or court order. Any payments required to be made with respect to the Dissenting Shares shall be made by Buyer (and not the Company or Acquisition Sub) and the Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date.

Section 3.6 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.7 Withholding Rights. Buyer, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Restricted Stock Units, as applicable, such amounts as Buyer, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority by Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Restricted Stock Units, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly stated, no representations and warranties are being made in this Agreement by the Company with respect to CPEX or the Drug Delivery Business, including by referencing the Company’s subsidiaries, but solely to the extent that the matters relating to CPEX and the Drug Delivery Business that would otherwise be disclosed pursuant to such representations and warranties would not have any adverse impact on the Company after giving effect to the Spin-Off and would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder. Except as set forth in the disclosure schedule delivered by the Company to Buyer immediately prior to the execution of this Agreement (the

“Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided, that the information in any section or paragraph of the Company Disclosure Schedule shall qualify the other Sections and subsections of this Agreement to the extent that the relevance of such information to such other Sections and subsections is reasonably apparent from a reading of such information), the Company represents and warrants to Buyer and Acquisition Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries has the requisite corporate, partnership or limited liability company power and authority, as applicable, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s subsidiaries (excluding CPEX) and, for each such subsidiary, the jurisdiction of incorporation or formation, as the case may be. All of the issued and outstanding shares of capital stock of, or other equity interests in, each such subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

Section 4.2 Company Certificate and Company By-laws. The Company has made available to Buyer a complete and correct copy of the Certificate of Incorporation and the By-laws (or equivalent organizational documents) of the Company and each of its subsidiaries, each as amended to date. The Company Certificate and the Company By-laws (or equivalent organizational documents) of the Company and each of its subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in violation of any provision of the Company Certificate or the Company By-laws (or equivalent organizational documents).

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of the Company’s preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on March 29, 2008 (the “Measurement Date”), (i) 22,495,814 shares of Company Common Stock were outstanding, of which 22,449,814 were issued and 46,000 were contingently issuable; (ii) no shares of Preferred Stock were issued and outstanding; and (iii) 492,452 shares of Company

Common Stock were held in treasury. As of the Measurement Date, there were 323,263 shares of Company Common Stock authorized and reserved for future issuance under Company Equity Plans and outstanding Company Options to purchase 3,796,177 shares of Company Common Stock with a weighted average exercise price equal to $9.962 per share and outstanding Restricted Stock Unit awards to issue 233,194 shares of Company Common Stock, including 46,000 which are vested and are contingently issuable. As of the Measurement Date, there were 54,167 shares of Company Common Stock authorized and reserved for future issuance as matching contributions to the Company 401(k) Plan in lieu of cash contributions. Except as set forth above, as of the Measurement Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, restricted stock units, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Option Plans or the Company 401(k) Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights (either statutory or pursuant to contracts or agreements to which the Company or any of its subsidiaries is a party).

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each person in which the Company owns, directly or indirectly, any equity, membership, partnership, limited liability, voting or similar interest, and the percentage ownership of such person.

(c) Except as set forth in the preceding paragraph, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all outstanding Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, and exercise or base prices (if applicable).

(d) With respect to Company Options and Restricted Stock Units, as applicable, (i) each grant of a Company Option or Restricted Stock Unit was duly authorized no later than the date on which the grant of such Company Option or Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Securities Act, the Exchange Act and all other applicable Law, including the rules of the NYSE, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents prior to the date hereof, in accordance with the Exchange Act and all other applicable Laws, and (v) no material modifications have been made to any such grants after the Grant Date.

Section 4.4 Authority Relative to Agreement. The Company has all necessary corporate power and authority to (i) execute and deliver this Agreement, (ii) to perform its obligations hereunder, and (iii) subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. Prior to the completion of the Spin-Off, the Company will have all necessary corporate power and authority to (i) execute and deliver each of the Spin-Off Agreements, as applicable, and each other agreement, document, or instrument or certificate contemplated by the Spin-Off Agreements, (ii) to perform its obligations under the Spin-Off Agreements and (iii) to consummate the Spin-Off and the other transactions contemplated thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). Prior to the completion of the Spin-Off, the execution and delivery of the Spin-Off Agreements and the consummation by the Company of the Spin-Off and the other transactions contemplated by the Spin-Off will have been duly and validly authorized by all necessary corporate action. True and complete copies of each of the Spin-Off Agreements have been provided to Buyer prior to the date of this Agreement; provided, however, that the Company reserves the right to amend the Spin-Off Agreements after the date hereof to the extent permitted by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (x) approving and declaring advisable and fair to, and in the best interests of, the Company’s stockholders, this Agreement, the Merger and the other transactions contemplated by this Agreement, and (y) recommending that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Spin-Off Agreements by the Company, as applicable, does not, and the consummation of the Merger, the Spin-Off and the other transactions contemplated by this Agreement and the Spin-Off Agreements and compliance with the provisions of this Agreement and the Spin-Off Agreements by the Company, as applicable, will not, conflict with, or result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any of its subsidiaries under (i) the Company Certificate or Company By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, any Law applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected, (iii) any Material Contract (as defined below) to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject; (iv) any Company Permit, (v) the Spin-Off Agreements, or (vi) any order, writ, injunction, decree, judgment, ruling, stipulation, or assessment by a Governmental Authority, or any arbitration award, which in each case is applicable by its terms to the Company or any of its subsidiaries, or their respective properties or other assets, other than, in the case of clauses (iii), (iv) and (v), any such violation, conflict, default, breach, right, loss, termination, cancellation, acceleration or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any consent, approval, authorization, order, registration, waiver or permit of, or filing or declaration with or notification to, any Governmental Authority, including the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), except for applicable requirements of: (i) the Exchange Act, (ii) any applicable competition, antitrust or investment Laws other than the HSR Act (collectively, “Antitrust Laws”), and (iii) filing and recordation of the appropriate merger documents as required by Delaware Law and the rules of the NYSE, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder.

Section 4.6 Permits and Licenses; Compliance with Laws.

(a) Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the Company or its subsidiaries to own, operate, lease and otherwise hold their respective assets and to conduct their respective businesses as currently conducted (the “Company Permits”), all such Company Permits are in full force and effect, and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened except where the failure to have, or the suspension or cancellation of, any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries or any property or asset of the Company or its subsidiaries is bound or affected except for any such conflicts, defaults of violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer true and complete copies of all material Company Permits.

(b) To the knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), and no such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both).

(c) To the knowledge of the Company, neither the Company nor any of its subsidiaries, nor any director, officer, agent or employee of the Company or any of its subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977.

Section 4.7 Company SEC Documents; Financial Statements.

(a) The Company has filed with, or furnished to, the SEC all forms, documents, schedules, statements and reports (including exhibits and other information incorporated therein and including the Proxy Statement when filed) required to be filed or furnished by it with the SEC since December 31, 2005 (such documents, together with any documents filed or furnished by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c) Management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since December 31, 2005, to the knowledge of the Company, (x) none of the Company or any of its subsidiaries, or any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis) and (y) no attorney representing the Company or any of its subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

Section 4.8 Absence of Certain Changes or Events. From December 31, 2007, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been (i) any event, development or state of circumstances, or combination of the foregoing, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (iii) any change by the Company in accounting principles, practices or methods except as required by applicable Law or GAAP; (iv) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance, which has had or would reasonably be expected to have a Company Material Adverse Effect; (v)

any amendment of any of the Company Benefit Plans other than in the ordinary course of business consistent with past practice; (vi) any granting by the Company or any of its subsidiaries to any employee of the Company or any of its subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice; (vii) any granting by the Company or any of its subsidiaries to any employee any increase in severance or termination pay; (viii) any Lien (other than a Permitted Lien) placed upon any assets of the Company or any of its subsidiaries, except for such liens, if any, that, do not, individually or in the aggregate, materially interfere with the continued use and operation of the assets to which they relate; or (ix) any termination of any Material Contract, or any written notice provided to the Company or any of its subsidiaries of the intent of the counterparty to any such Material Contract to terminate or amend such contract, other than in the ordinary course of business.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2007 included in the Form 10-K (or the notes thereto), or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheets, as of the date hereof, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature, whether or not absolute, accrued, contingent, known, unknown or otherwise, that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.10 Absence of Litigation. There is no civil, criminal, administrative suit, claim, action, hearing, proceeding or, to the knowledge of the Company, investigation, pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Employee Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule contains a correct and complete list of each Company Benefit Plan.

(b) The Company has made available to Buyer or its counsel with respect to the Company Benefit Plans a true and complete copy of all material plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments and the certified audit opinions for the most recent plan year.

(c) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to

ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(d) No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(e) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would reasonably be expected to result in the loss of such qualification or tax-exempt status.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(g) Except as has not resulted, and would not reasonably be expected to result, in any material liability to the Company or any subsidiary, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.12 Labor Matters.

(a) There is no material unfair labor practice charge or complaint pending against the Company or any of its subsidiaries. There is no material labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material strike, material slowdown or material work stoppage, lockout or other material labor dispute by or with respect to its employees within the last three (3) years. There are no material charges with respect to or relating to the Company or any of its subsidiaries pending before any Governmental Authority responsible for the prevention of unlawful employment practices. The Company and each of its subsidiaries are and at all times have been in compliance in all material respects with all applicable Laws relating to employment of labor including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice from any Governmental Authority responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(b) The Company and each of its subsidiaries are in material compliance with all collective bargaining agreements that apply to any of their respective employees.

(c) As of the date hereof, the Company and its subsidiaries are not delinquent in payments owed to any present or former officer or employee of the Company or any of its subsidiaries other than remuneration accrued (but not yet due for payment) in respect of the thirty (30) day period prior to the date on which this Agreement is executed.

Section 4.13 Intellectual Property.

(a) Except as has had not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, trade secrets, applications to register, and registrations for, any of the foregoing know-how and other proprietary rights and information (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) the foregoing registrations are in effect and subsisting.

(b) Except as set forth on Schedule 4.13, and except as has had not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any other person; (ii) as of the date hereof, neither the Company nor any of its subsidiaries has received in the past three (3) years any written charge, complaint, claim, demand or notice of any claims against the Company or any of its subsidiaries alleging that the conduct of the Company or any of its subsidiaries infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Rights or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Rights of any person or entity, that has not been settled or otherwise fully resolved; and (iii) to the Company’s knowledge, no person has infringed, misappropriated, or otherwise violated any Intellectual Property Rights owned by the Company or any of its subsidiaries.

(c) Part 1 of Section 4.13 of the Company Disclosure Schedule lists all of the material patents, registered copyrights, registered and material unregistered trademark rights, and patents, copyrights and trademarks for which applications for registration have been filed or owned by the Company or any of its subsidiaries as of the date hereof, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, copyrights or trademarks have been registered, and copyright or trademark applications have been filed.

(d) Part 2 of Section 4.13 of the Company Disclosure Schedule lists all material written contracts, agreements and licenses in effect as of the date hereof under which any third party has licensed, granted, or conveyed to the Company or any of its subsidiaries any right, title or interest in or to any Company Intellectual Property Rights (other than commercial, off-the-shelf software).

(e) Part 3 of Section 4.13 of the Company Disclosure Schedule lists all material written contracts, agreements and licenses in effect as of the date hereof under which the Company or any of its subsidiaries has licensed, granted, or conveyed to any third party any right, title, or interest in or to any Intellectual Property Rights owned by the Company or any of its subsidiaries.

(f) Except as set forth in Part 4 of Section 4.13 of the Company Disclosure Schedule, and other than commercial, off-the-shelf software, (i) to the Company’s knowledge, the Company and its subsidiaries have the right to use all Company Intellectual Property Rights free and clear of all Liens, other than Permitted Liens; (ii) to the Company’s knowledge, no party is challenging the right, title, or interest of the Company and its subsidiaries in, to, or under any Intellectual Property Rights owned by the Company or any of its subsidiaries, nor, to the Company’s knowledge, is there any material basis for any such challenge; and (iii) no Company or subsidiary patents or patent rights have been or are now involved in any interference, reissue, re-examination, or opposition proceeding.

(g) The Company and its subsidiaries have taken reasonable security measures to protect in all material respects the know-how and trade secrets owned by the Company or any of its subsidiaries. All current and former officers and employees of, and consultants and independent contractors to, the Company and its subsidiaries who have contributed in a material manner to the creation or development of any Company Intellectual Property Right have executed and delivered to the Company or its subsidiaries an agreement regarding the protection of proprietary information and the assignment or license to the Company or its subsidiaries of any Intellectual Property Rights arising from services performed for the Company or its subsidiaries by such persons. To the knowledge of the Company, no current or former officers and employees of, or consultants or independent contractors to, the Company or its subsidiaries have breached any material term of any such agreements.

(h) Except as set forth in the named agreements listed on Part 5 of Section 4.13 of the Company Disclosure Schedule and except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries have not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Rights; and (ii) there are no settlements, covenants not to sue, consents or judgments by the Company or its subsidiaries regarding Intellectual Property Rights.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with, or result in any limitation on the Company’s or any of its subsidiaries’ right, title, or interest in or to any Company Intellectual Property Rights.

Section 4.14 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (or caused to be timely filed) (taking into account any extension of time within which to file without surcharge or penalty) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its subsidiaries have timely paid all Taxes that are shown on such Tax Returns to be payable by them and all other Taxes required to be paid; (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Liens for Taxes not yet due and payable, or for which adequate accruals or reserves have been established; (v) during the two-year period ending on the date hereof, neither the Company nor any of its subsidiaries was a distributing corporation or a controlled corporation (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); (vii) since January 1, 2005, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (ix) the Company and its subsidiaries have withheld and timely paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any shareholder, employee, independent contractor, creditor, or other third party. As of the Closing Date, the Company and its subsidiaries shall have available to reduce the Tax liability to be incurred by them as a result of the formation of CPEX and the Spin-Off, as set forth in the Spin-Off Agreements, Tax attributes equal at least to: (A) with respect to U.S. federal income Tax, the dollar amount set forth in Section 3.1(c)(ii)(A)(i)(y)(1), and (B) with respect to New Hampshire business profits Tax, the dollar amount set forth in Section 3.1(c)(ii)(B)(i)(y). None of the Company and its subsidiaries (A) has an excess loss account within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of any of the Company’s subsidiaries, and (B) other than with respect to the formation of CPEX and the Spin-Off, as set forth in the Spin-Off Agreements, has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13, that would be triggered by the Spin-Off.

Section 4.15 Sufficiency of Assets. The Company and its subsidiaries own or lease, and at the Closing will own, lease or will contractually obtain pursuant to a Transition Services Agreement, to be entered into by and between the Company and CPEX in connection with the Spin-Off (the “Transition Services Agreement”), all buildings, machinery, equipment, properties and other assets (tangible and intangible) necessary for the Company and its subsidiaries to conduct their business in the manner currently conducted and in which it has been conducted during the 12 months prior to the date of this Agreement (the “Necessary Assets”), except where failure to so own, lease or contractually obtain the Necessary Assets has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 Opinion of Financial Advisors. The board of directors of the Company has received the opinion of Deutsche Bank Securities Inc. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the applicable Merger Consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the stockholders of the Company from a financial point of view.

Section 4.17 Anti-takeover Statutes; Company Rights Agreement.

(a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of (i) Section 203 of the Delaware Law, and (ii) Article XIII of the Company Certificate, and such action is effective as of the date hereof. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Certificate or the Company By-laws (or other organizational documents of the Company) is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(b) The Company has taken all actions necessary to (i) render the Renewed Rights Agreement dated as of December 21, 2004 between the Company and American Stock Transfer & Trust Company (including all Exhibits thereto) (the “Company Rights Agreement”) inapplicable to this Agreement, the Merger and compliance with the terms of this Agreement, and (ii) provide that the “Expiration Date” (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.

Section 4.18 Vote Required. The affirmative vote of the holders of outstanding Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries, other than the Voting Agreement.

There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Deutsche Bank Securities, Inc., which letter has been provided to Buyer prior to the date of this Agreement.

Section 4.20 Regulatory Compliance

(a) All biological, drug and other products that were and are being manufactured or developed by the Company or any of its subsidiaries (“Company Products”) that are subject to the jurisdiction of the Agencia Española del Medicamento y Productos Sanitarios (“AEMPS”), the U.S. Food and Drug Administration (“FDA”) or other Governmental Authorities are being manufactured, marketed, labeled, stored and tested, in compliance in all material respects with all applicable rules and regulations of the AEMPS, the FDA and all other requirements of applicable Governmental Authorities, including, without limitation, the Ley 29/2006 of 26 July and the related rules and regulations (“Ley 29/2006”). Within the last five (5) years, neither the Company nor any of its subsidiaries has received any written notice from the AEMPS, the FDA or any other Governmental Authority or third party regarding the compliance with such laws of its manufacturing, labeling, storing, testing, distributing or marketing practices or threatening to revoke, suspend, cancel, withdraw, curtail, or seek damages related to any certification, license, or approval issued by such Governmental Authority.

(b) All human clinical trials conducted by or on behalf of the Company or its subsidiaries have been, and are being, conducted in compliance in all material respects with applicable Law (including the applicable requirements of Ley 29/2006 and Royal Decree 223/2004 (Spain)).

(c) All manufacturing operations conducted by, or, to the Company’s knowledge, for the benefit of, the Company and/or any of its subsidiaries with respect to Company Products being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the applicable prevailing mandatory manufacturing practices and good manufacturing practices. In addition, the Company and its subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in applicable Laws (including Ley 29/2006 and Royal Decree 223/2004 (Spain)).

(d) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of the Representatives, agents or subcontractors of the Company or its subsidiaries, have been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Authority, or that reasonably would be expected to result in criminal liability or debarment or disqualification by any Governmental Authority.

(e) Neither the Company nor any of its subsidiaries, nor to the knowledge of Company, any of its Representatives or licensees or assignees of Company Intellectual Property Rights, has received any written notice that any Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or any of its subsidiaries or otherwise restrict the preclinical research on or clinical study of any Company Product or any biological or drug product being developed by the Company or any of its subsidiaries or any licensee or assignee of the Material Company IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Company Product with the exception of Mio-Relax and Relaxibis.

(f) In relation to the Autorización Ambiental Integrada being applied for by Arnage A.P.I. S.L. (“Arnage API”), to the Company’s knowledge, there is no reason to believe the Autorización Ambiental Integrada will not be granted so as to permit Arnage API to continue its activities as currently carried on and allow the new facility to operate as currently planned.

Section 4.21 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable, federal, state or local or foreign governmental laws, statutes or regulations, or applicable common law, governing human health or the protection of the environment, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission or disposal of Hazardous Materials, including but not limited to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”) and Law 26/2007 of 23 October 2007 on Environmental Liability (Spain) and the related final rules and regulations.

(ii) “Hazardous Materials” shall mean any material that is regulated under or subject to Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “radioactive” or “contaminant.” The term “Hazardous Materials” shall include any “hazardous substances” as regulated under CERCLA, any “hazardous wastes” or “solid wastes” as regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or petroleum by-product.

(iii) “Environmental Permits” shall mean all permits, consents, licenses and approvals required by Environmental Laws for the current operation of the business of the Company and its subsidiaries or the condition or use of any properties currently used and occupied by the Company or any of its subsidiaries.

(b) To the knowledge of the Company, except as would not reasonably be expected to have a material adverse impact on the Company’s assets or business: (i) the Company and its subsidiaries are in compliance with all Environmental Laws applicable to the operations of the Company and its subsidiaries; (ii) neither the Company nor any of its subsidiaries, has discharged emitted, released, leaked or spilled Hazardous Materials in violation of Environmental Law or in quantities reportable under applicable Environmental Law at any of the facilities operated by the Company or its subsidiaries (the “Company’s Facilities”); (iii) as of the date hereof, no civil, criminal or administrative action, or any formal investigation, is pending against the Company or any of its subsidiaries for violation of Environmental Laws; (iv) none of the Company’s Facilities (a) contains or includes any asbestos, polychlorinated biphenyls, or any underground storage tanks in violation of applicable Environmental Law, or (b) is included or proposed in writing for inclusion on the National Priorities List or equivalent applicable state or foreign jurisdiction list; and (v) the Company and its subsidiaries have all Environmental Permits required for its current operations. The Company has made available to Buyer copies of all material environmental reports, site assessments, and permits pertaining to the Company’s and its subsidiaries’ properties that is within its possession.

Section 4.22 Real Property.

(a) Section 4.22(a) of the Company Disclosure Schedule contains a true and complete description of all real property owned by the Company and its subsidiaries (the “Owned Real Property”) as of the date hereof. The Company and its subsidiaries have good and valid title to all of the Owned Real Property free and clear of Liens (other than Permitted Liens). None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party a right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to the Owned Real Property.

(b) Section 4.22(b) of the Company Disclosure Schedule contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto (the “Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company and its subsidiaries as lessee or sublessee (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). True, complete and accurate copies of the Leases have been made available to Buyer and Acquisition Sub prior to the date hereof.

(c) To the knowledge of the Company, the Owned Real Property and the Company’s current operation thereof is in compliance in all material respects with all applicable zoning, building, setback requirements and other applicable regulations of any Governmental Authority and all certificates of occupancy required to operate the Owned Real Property in its current manner have been issued by the applicable Governmental Authority and remain in full force and effect.

(d) To the knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and the Company has not received any notice of such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each of the Leases constitutes the valid and legally binding obligation of the Company or one of its subsidiaries, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and (ii) each of the Leases is in full force and effect.

(f) To the knowledge of the Company, there is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or any of its subsidiaries, under any of the Leases except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.23 Material Contracts.

(a) The Company has made available to Buyer or its advisors complete and accurate copies of the Material Contracts and all amendments or modifications thereto that exist as of the date of this Agreement.

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or its subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; (ii) neither the Company nor any of its subsidiaries is, and to the Company’s knowledge, no third party to such Material Contract is, in breach in any material respect or default of such Material Contract; and (iii) to the knowledge of the Company no event has occurred that with notice or lapse of time would constitute a breach in any material respect or default thereunder by the Company or any of its subsidiaries or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c) “Material Contract” means any oral or written legally binding, contract, agreement or commitment to which the Company or any of its subsidiaries is a party (i) that is a commercial agreement (and not a confidentiality or non-disclosure agreement) to which any of the customers or suppliers listed in Section 4.23(c) of the Company Disclosure Schedule is a party; (ii) that is disclosed in Part 2 or Part 3 of Section 4.13 of the Company Disclosure Schedule; (iii) evidencing indebtedness for borrowed or loaned money or lines of credit (including security and pledge agreements) of $250,000 or more, including guarantees of such indebtedness by the Company or any of its subsidiaries; (iv) creating or relating to any partnership or joint venture by the Company or any of its subsidiaries with any third party; (v) which provides for the sale or acquisition of any other person or the business or any other material assets, whether by merger, consolidation or otherwise outside of the ordinary course of the Company’s business; (vi) requiring aggregate capital expenditures by the Company or any of its subsidiaries in excess of $500,000 other than expenditures set forth on the operating budget provided to Buyer prior to the date hereof; (vii) which provides for a loan or advance to any person (other than to officers, directors and employees in the ordinary course of business and in compliance with applicable Law); (viii) relating to the export of products from Spain and that contain covenants not to (or otherwise restricting or limiting Company’s or any of its affiliates’ ability to) compete in any line of business or geographical area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line; or (ix) relating to the issuance, ownership, disposition or voting of any equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its subsidiaries or the granting of registration rights with respect thereto.

Section 4.24 Insurance. The Company and its subsidiaries maintain policies of fire and casualty, general liability, directors’ and officers’ and errors and omissions in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and its subsidiaries, and, to the knowledge of the Company, in accordance with industry standards and consistent with past practice. All such policies are in full force and effect, and all premiums due and payable thereon have been paid. True and complete copies of the Company’s insurance policies have been delivered or made available to Buyer and Acquisition Sub prior to the date hereof.

Section 4.25 Transactions with Affiliates. There are no transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present or former director or executive officer of the Company or any of its subsidiaries, or any of such director’s or executive officer’s family members, (ii) record or beneficial owner of more than 5% of the Shares, or (iii) affiliate of such officer, director or beneficial owner, that are in existence or have been terminated since January 1, 2006 (other than employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Document prior to the date hereof).

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

The following representations and warranties are made jointly and severally by Buyer and Acquisition Sub:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver by Buyer has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated by this Agreement, will not, require any consent, approval, authorization, order, registration, waiver or permit of, or filing or declaration with or notification to, any Governmental Authority, including the filing of a pre-merger notification report under the HSR Act, except for applicable requirements of the Exchange Act, the Antitrust Laws, and the filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4 Compliance with Law. Neither Buyer nor Acquisition Sub is in conflict with, or in default or violation of, any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.5 Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.6 Available Funds. Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Buyer to pay the Merger Consideration, and to consummate all of the transactions contemplated hereby. Buyer’s and Acquisition Sub’s obligations under this Agreement are not subject to any conditions regarding, Buyer, its Affiliates’, Acquisition Sub, or any other person’s ability to obtain financing for the consummation of the transaction contemplated hereby.

Section 5.7 Ownership of Company Common Stock. Neither Buyer nor Acquisition Sub are or were, within the last three (3) years, an “interested stockholder” with respect to the Company Common Stock within the meaning of Section 203 of the DGCL.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted by this Agreement, (iv) except as may be required pursuant to the Spin-Off Agreements or (v) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries, other than CPEX (which shall not be restricted by this Section 6.1, but solely to the extent that an action set forth below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by CPEX would not have any adverse impact on the Company after giving effect to the Spin-Off and would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder), shall be conducted only in, and such entities shall not take any action except in, the ordinary and usual course of business, in a manner consistent with past practice in all material respects and in compliance with all applicable Laws in all material respects and, to the extent consistent therewith, each of the Company and its subsidiaries shall use their respective commercially reasonable efforts to (x) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (y) maintain and keep material properties and assets in good repair and condition, subject to ordinary course wear and tear, and (z) maintain in effect all material governmental permits necessary to the current operation of the business the Company or any of its subsidiaries. The Company agrees with Buyer that, except as set forth in clauses (i) through (iv) above, the Company shall not (and, as applicable, shall cause its subsidiaries not to):

(a) amend or otherwise change the Company Certificate, the Company By-laws, or such equivalent organizational documents of any of its subsidiaries;

(b) issue, deliver, sell, pledge, dispose, encumber, grant or subject to any Lien any shares of its or its subsidiaries’ capital stock, any other voting securities, any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units, or other equity-based awards, including pursuant to contracts as in effect on the date hereof; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or payment of any Restricted Stock Unit outstanding as of the date hereof, and (ii) the Company may issue shares as required by the Equity-Providing Employment Agreements, provided that any such shares to be issued under the Equity-Providing Employment Agreements shall be issued prior to the Equity Adjustment Date, or if issued thereafter shall be taken into account for purposes of Section 3.1(b) as though issued prior to the Equity Adjustment Date;

(c) (i) declare, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue, authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or alter any term of any of the Company’s or any of its subsidiaries’ outstanding securities, (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its subsidiaries or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for issuances, purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans (including Company Benefit Plans) existing on the date hereof between the Company or any of its subsidiaries, on the one hand, and any director or employee of the Company or any of its subsidiaries, on the other hand; provided, however, that dividends, issuances or distributions may be made in connection with the Spin-Off, but only to the extent made in accordance with Spin-Off Agreements;

(d) except (i) as required pursuant to existing written agreements executed prior to, or Company Benefit Plans in effect as of, the date hereof, or (ii) insofar as it creates no additional liability to the Company or any subsidiary, (A) increase the compensation or other benefits payable or to become payable (including unusual or extraordinary bonuses) to (x) directors or executive officers of the Company or any of its subsidiaries or (y) employees of the Company or any of its subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), (B) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any severance agreement with any (x) director or executive of the Company or any of its subsidiaries or (y) employee of the Company or any of its subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice, (C) enter into any employment agreement with any employee of the Company, (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement, or (E) establish, adopt, amend or terminate any Company Benefit Plan, or any other plan, policy or arrangement that would have been a Company Benefit Plan had it existed as of the date hereof.

(e) except as may be required under the Company Benefit Plans or the Equity-Providing Employment Agreements, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Option Plan; provided that any equity based grants to be made under the Equity-Providing Employment Agreements shall be made prior to the Equity Adjustment Date, or if made thereafter shall be taken into account for purposes of Section 3.1(b) as though made prior to the Equity Adjustment Date;

(f) (i) other than between the Company and any of its subsidiaries, or among wholly owned subsidiaries, make any loans, advances or capital contributions to, any other person, other than (but only as permitted under applicable Law), to employees and consultants in respect of expenses incurred in the ordinary course of business consistent with past practice, the Company’s expense reimbursement policies or the applicable consulting arrangement as in effect on the date hereof; or (ii) pay any management, consulting or similar fee to any affiliate or stockholder (other than employees or directors of the Company in accordance with the ordinary course of business consistent with past practice);

(g) acquire or agree to acquire (including by merger, consolidation, or acquisition of equity or debt securities or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments which is material to the Company and its subsidiaries, taken as a whole;

(h) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace or renew any existing indebtedness, (ii) incurred in the ordinary course of business and in an amount that, in the aggregate, does not exceed $1,000,000, (iii) for which CPEX shall be the sole obligor (and for which the Company and its subsidiaries other than CPEX shall not be obligated, including pursuant to any guarantee thereof) following the Spin-Off, or (iv) incurred in order to satisfy any Tax obligation related solely to the distribution of the shares of CPEX pursuant to the Spin-Off (including any gain under Treasury Regulation Section 1.1502-13 with respect to the CPEX Sub Preferred Stock (as defined in the Spin-Off Agreements) which is taken into account at the time of the Spin-Off) that may come due prior to the Effective Time (provided, that such indebtedness may be prepaid at any time without penalty);

(i) (i) cancel any indebtedness payable to the Company, or (ii) waive or assign any claims or rights of substantial value other than in the ordinary course of business;

(j) make any new, or enter into any commitment for, capital expenditure or expenditures which, in the aggregate, are in excess of $1,000,000, except for capital expenditures or expenditures made in the ordinary course of business consistent with past practice (including any capital expenditure set forth on any operating budget in effect at the time this Agreement is executed) and disclosed to Buyer prior to the date hereof;

(k) make or change any material Tax election, adopt or change any accounting method for Tax purposes, file any material amended Tax Return, enter into any closing agreement with respect to, or otherwise settle, any material Tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its subsidiaries;

(l) (i) modify, amend or terminate any Material Contract other (A) than in the ordinary course of business consistent with past practice, or (B) if so modified, amended or terminated would, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) modify or amend the Spin-Off Agreements in a manner adverse to the Company or Buyer;

(m) make any material change to its methods, principles or practices of accounting in effect at December 31, 2007 or revalue any material assets of the Company or any of its subsidiaries, except (i) as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, or (iii) as required by a change in applicable Law;

(n) other than in the ordinary course of business consistent with past practice, (i) sell, lease, license, transfer, exchange or swap, sell and leaseback, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, except (A) for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, (C) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated hereby, or (D) properties or assets exclusively related to or used in the Drug Delivery Business in accordance with the Spin-Off Agreements; or (ii) enter into, modify, amend or terminate any material Lease;

(o) other than in the ordinary course of business consistent with past practice, settle any action, suit, investigation or other proceeding which, in the aggregate, require an out-of-pocket expense in excess of $500,000;

(p) sell, transfer or license to any person or otherwise extend, amend or modify any material rights to the Company Intellectual Property Rights other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to the Spin-Off Agreements, or (iii) as between the Company and its subsidiaries, or among wholly-owned subsidiaries of the Company; or

(q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement. The Company shall prepare and shall cause to be filed with the SEC as promptly as practicable following the date of this Agreement a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include in the Proxy Statement the text of this Agreement and the Company Recommendation (unless the board of directors of the Company has changed, qualified, withheld or withdrawn, or publicly proposed to change, qualify, withhold or withdraw the Company Recommendation, to the extent permitted under Section 6.6(d)) and shall use all commercially reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. None of the information included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is hereby made by the Company with respect to any of the Buyer Information. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Buyer with Respect to the Proxy Statement. Buyer agrees and covenants that none of the information with respect to Buyer or its subsidiaries (the “Buyer Information”) supplied or to be supplied by Buyer for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. The Company shall promptly (but in no event later than two (2) business days after receipt) notify Buyer or its counsel upon the receipt of any comments from the SEC or the staff of the SEC (whether oral or written) or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Buyer a reasonable opportunity to review and comment on such document or response; provided that Buyer shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Buyer for its review. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any material information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents (including the Proxy Statement) that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3 Stockholders’ Meetings. Subject to Section 6.6 hereof, the Company shall, as promptly as reasonably practicable following the date of this Agreement establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting; provided, however, that if the Spin-Off has not been completed prior to the date of the Stockholders’ Meeting, the Company shall be permitted to delay or postpone convening the Stockholders’ Meeting to a date that is 14 days following the completion of the Spin-Off. At such Stockholders’ Meeting, the Company shall, subject to Section 6.6(d) hereof, recommend to its stockholders the adoption of this Agreement and the other transactions contemplated by this Agreement and approval of the Merger (the “Company Recommendation”) and, subject to Section 6.6(d), the Company shall also (i) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and consummation of the Merger and (ii) take all other reasonable action necessary to secure the Requisite Stockholder Approval; provided, however, that the Company shall not be obligated to recommend to its Stockholders the adoption of this Agreement or approval of the Merger at its Stockholders’ Meeting to the extent that the board of directors of the Company makes a Change of Recommendation in accordance with Section 6.6(d).

Section 6.4 Appropriate Action; Consents; Filings; Spin-Off.

(a) The parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall, as promptly as practicable, make its respective filings, and thereafter make any other required submissions under the Antitrust Laws with respect to the transactions contemplated hereby.

(b) Buyer and Acquisition Sub agree to use reasonable best efforts to obtain all consents under any antitrust, competition or pharmaceutical Law that may be required by any foreign or U.S. federal, state or local antitrust or competition Governmental Authority, or by the FDA or similar Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, as is commercially reasonable, the sale or disposition of such assets or businesses as are required to be divested (the “Divestiture”) to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Buyer shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Buyer, the Company, or their respective subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to avoid the entry of, dissolve, vacate or lift any such Order. Further, and for the avoidance of doubt, Buyer will take any and all commercially reasonable actions necessary in order to ensure that (x) no requirement for any non-action, a consent or approval of any State Attorney General or other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law which would preclude consummation of the Merger by the Termination Date. Notwithstanding the foregoing, in no event shall any of Buyer, Acquisition Sub, the Company or their respective affiliates be required to take or agree to take any such action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole, or an effect of similar magnitude on Buyer and its subsidiaries.

(c) Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding promptly to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority (considering in good faith the views of the other party in any such presentation or submission), supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(d) The Company shall use its reasonable best efforts to complete the Spin-Off as promptly as practicable; provided that nothing in this Section 6.4(d) shall require the board of directors of the Company to take any action that would be inconsistent with its fiduciary duties under applicable Law.

(e) Each of Buyer and Acquisition Sub, on the one hand, and the Company on the other hand, covenants and agrees that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each of Buyer, Acquisition Sub and the Company shall not, and shall not permit any of their respective subsidiaries to, take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company will provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ properties, books, contracts and records, personnel and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws. For the avoidance of doubt, and notwithstanding the foregoing, the Company has not provided, shall not be required to provide, and following the Spin-Off the Company shall not have access to, the properties, books, contracts and records and other information as it relates to the business, assets, liabilities, employees and other aspects of the Drug Delivery Business, and neither the Company nor CPEX shall have any obligation at any time to grant such access to Buyer; provided, however, that the Company shall reasonably cooperate to provide requested information and access with respect to CPEX to the extent reasonably related to the transactions contemplated by this Agreement. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company and its subsidiaries to reasonably cooperate with Buyer and Buyer’s Representatives in connection with such investigation and examination, and Buyer and its Representatives shall cooperate with the Company and its Representatives and shall use their reasonable efforts to minimize any disruption to the business.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6 No Solicitation of Competing Proposal.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement (including the other subsections of this Section 6.6), the Company agrees that it shall not, nor shall it authorize or knowingly permit any of its Representatives, or any of its subsidiaries, affiliates or any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage (including by way of providing material nonpublic information), or agree to, approve or endorse, any Competing Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person any material nonpublic information with respect to, any Competing Proposal, (iii) enter into, continue or otherwise engage in discussions with any person with respect to, any Competing Proposal, (iv) approve or recommend any Competing Proposal, (v) enter into any letter of intent or similar document or any agreement or commitment to (x) facilitate or consummate any Competing Proposal, (y) approve or endorse any Competing Proposal, (z) in connection with any Competing Proposal, require it to abandon, terminate or fail to consummate the Merger, (vi) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (vii) resolve, propose or agree to take any of the actions prohibited by clauses (i) through (vi) of this sentence. The Company shall, and shall cause its Representatives, subsidiaries, affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing solicitations, discussions or negotiations with respect to any person conducted heretofore by the Company, any of its subsidiaries or affiliates or their respective Representatives with respect to any Competing Proposal, and shall demand the return or destruction of any information previously provided with respect to such activities, discussions or negotiations, subject to the restrictions set forth in any applicable confidentiality agreements. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person in order that such person may submit a Competing Proposal if the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law.

(b) Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a bona fide written Competing Proposal that the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, the Company may, if its board of directors determines in good faith after consultation with the Company’s outside legal and financial advisors that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 6.6(e), take the following actions: (x) furnish nonpublic information with respect to the Company and its subsidiaries to the third party making such Competing Proposal and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case if, and only if, (A) all such information has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrent with the time it is provided to such third party and (B) prior thereto, the Company and such third party enter into a confidentiality and standstill with such person that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”).

(c) Except as set forth in Section 6.6(d), neither the board of directors of the Company nor any committee thereof shall (i)(A) change, qualify, withhold or withdraw, or publicly propose to change, qualify, withhold or withdraw the Company Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Competing Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 6.6(b)) (each of the documents referred to in this clause (ii) shall be an “Acquisition Agreement”).

(d) Notwithstanding the provisions of Section 6.6(c), if at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company has concluded in good faith (after consultation with the Company’s outside legal and financial advisors and after complying with and giving effect to all proposed adjustments to this Agreement offered by Buyer pursuant to this Section 6.6(d)) (i)(x) in response to a bona fide written Competing Proposal that was unsolicited, that such proposal is a Superior Proposal, and (y) that the failure of the board of directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, or (ii) in the absence of a Competing Proposal, the failure of the board of directors of the Company to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, the board of directors of the Company may, subject to complying with Section 8.2(a), (1) change, qualify, withhold or withdraw the Company Recommendation and/or (2) in the case of clause (i) of this sentence, terminate this Agreement to enter into a binding written agreement with respect to such Superior Proposal in accordance with Section 8.1(g); provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (X) pays the Company Termination Fee, as required by Section 8.2, and (Y) simultaneously with such termination enters into an Acquisition Agreement with respect to a Competing Proposal and terminates this Agreement pursuant to Section 8.1(g); provided, further that prior to taking any of the actions described in clauses (i) and (ii) of this sentence, the Company shall have given Buyer at least three (3) business days’ written notice (it being understood and agreed that any material amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new three (3) business day period) of the material terms of the Superior Proposal and the Company’s intention to accept such Superior Proposal, and the Company shall, during such three (3) business day period, negotiate in good faith with Buyer to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Competing Proposal would no longer constitute a Superior Proposal. The board of directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Buyer in response to any Competing Proposal.

(e) In addition to the obligations of the Company set forth in Section 6.6(a), (b) and (c), the Company shall promptly (but in any event within 24 hours of receipt) notify Buyer of any (i) Competing Proposal, (ii) the material terms and conditions of any such Competing Proposal (including any material changes thereto), and (iii) the identity of the person making any such Competing Proposal. The Company shall promptly provide to Buyer any non-public information concerning the Company provided to any other person in connection with any Competing Proposal that was not previously provided to Buyer and any such non-public information shall be held by Buyer subject to the terms of the Confidentiality Agreement.

(f) Nothing contained in this Section 6.6 shall prohibit the Company or the board of directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law. The disclosures under this Section 6.6(f) shall not be a basis, in themselves, for Buyer to terminate this Agreement pursuant to Section 8.1(f) so long as any such disclosure rejects any Competing Proposal and reaffirms the Company Recommendation.

(g) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any third party (other than a proposal or offer by Buyer or any of its subsidiaries) relating to, or any inquiry that would reasonably be expected to lead to (i) a merger, consolidation, recapitalization, liquidation, dissolution, joint venture, binding share exchange, business combination or similar transaction involving the Company or any of its significant subsidiaries pursuant to which any person or the stockholders of any person would own twenty-five percent (25%) or more of any class of equity securities of the Company or any of its significant subsidiaries or of any resulting parent company of the Company; or (ii) any direct or indirect acquisition or purchase by any person, in one transaction or a series of transactions, that would constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole (but exclusive of CPEX), or twenty-five percent (25%) or more of any class of equity securities of the Company or any of its significant subsidiaries.

(h) As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal for or in respect of, or that if consummated would be reasonably likely to result in the ownership of, at least a majority of, the outstanding Company Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the Company’s and its subsidiaries’, taken as a whole (but exclusive of CPEX), assets, made by any person on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company in good faith considers to be appropriate (including the conditionality and the timing, the likelihood of consummation of such proposal and the financing thereof), to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and the Merger. Reference to “this Agreement” and “the Merger” in this Section 6.6(h) shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that is agreed to by Buyer after it receives written notice from the Company pursuant to Section 6.6(e) of the existence of, the identity of the person making and the material terms and conditions of, any Competing Proposal.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries (other than CPEX) as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or agreements shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company

Certificate or Company By-Laws and the organizational documents of the Company’s subsidiaries (other than CPEX), each as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries (other than CPEX) as in effect on the date of this Agreement, copies of which have been made available to Buyer. For the avoidance of doubt, nothing in this Section 6.7(a) shall affect the rights of any employee of CPEX existing pursuant to (i) the Company Certificate or Company By-Laws and the organizational documents of the Company’s subsidiaries (other than CPEX), each as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries (other than CPEX) as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.7(a), during the period beginning as of the Effective Time and ending on the sixth anniversary of the Effective Time, Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided that in the event any Indemnitee’s interests conflict with those of another Indemnitee with respect to any single such claim, action, suit, proceeding or investigation, the Surviving Corporation will be obligated to pay fees and expenses of one separate counsel for each such Indemnitee. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, the Surviving Corporation shall not (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For six (6) years after the Effective Time, (i) Buyer shall maintain, or shall cause the Surviving Corporation to maintain, in effect the Company’s current directors’ and officers’ liability insurance, as disclosed or made available to Buyer prior to the date hereof (or such other insurance that is no less favorable to the Indemnitees than the Company’s current directors’ and officers’ liability insurance), in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnitee currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; or (ii) Buyer or the Surviving

Corporation may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance, as disclosed to Buyer prior to the date hereof, from an insurance carrier with the same or better AM Best rating as the Company’s current insurance carrier for such insurance policy, with a claims period of six (6) years from the Effective Time, and policy limits, terms and conditions (including deductibles and exclusions) at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; provided, that in connection with this Section 6.7(c), neither the Surviving Corporation nor Buyer shall be obligated to pay annual premiums (in connection with any directors’ and officers’ liability insurance policy described in clause (c)(i) above) in excess of the annual premiums set forth in Section 6.7(c)(i) of the Company Disclosure Schedule, or pay a one-time premium (in connection with a single premium tail policy described in clause (c)(ii) above) in excess of the amount set forth in Section 6.7(c)(ii) of the Company Disclosure Schedule. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Surviving Corporation shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer and (ii) any inaccuracy of any representation or warranty made by such party that would reasonably be expected to cause the condition set forth in Section 7.2(a) or 7.3(a), respectively, not to be satisfied. The Company shall give prompt notice to Buyer of, and cooperate with Buyer in connection with, (i) any actions, suits, claims, investigations or proceedings commenced, pending, relating to, involving or, to the Company’s knowledge, threatened against or otherwise affecting the Company, any of its subsidiaries or their respective officers, directors or employees, which relate to this Agreement, the Merger or the transactions contemplated hereby and (ii) any stockholder litigation or claims against the Company, any of its subsidiaries or their respective officers, directors or employees relating to this Agreement, the Merger or the transactions contemplated hereby. No settlement in connection with any claim, suit, hearing, proceeding or litigation referred to in clause (i) or (ii) above shall be agreed to without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9 Public Announcements. Buyer and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any stock exchange listing agreement to which Buyer or the Company is a party. Notwithstanding the foregoing, the Company shall be permitted to make such announcements and disclosures as it reasonably deems necessary or advisable to the extent such statements relate solely to the Spin-Off or the Drug Delivery Business. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement, including the Merger, shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, delayed or conditioned). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.10 Employee Matters.

(a) As of the Effective Time, all rights and obligations arising from any employment contract or employment relationship existing in the Company or in any of its subsidiaries, shall be transferred to the Surviving Corporation.

(b) During the twelve (12) month period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to (after giving effect to the Spin-Off) each current employee, officer, director or consultant of the Company and any of its subsidiaries at Closing (each, a “Company Employee” and collectively, the “Company Employees”) (i) compensation no less favorable than the compensation being provided to Company Employees immediately prior to the Effective Time (including equity-based compensation, as valued by Buyer in good faith), and (ii) benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in the sole discretion of Buyer, either (A) those currently provided by the Company and its Subsidiaries to such employees under the Company Benefit Plans as of the Closing Date (excluding equity-based plans) or (B) those provided by Buyer and its Subsidiaries to comparably situated employees from time to time during such twelve (12) month period.

(c) For purposes of eligibility, vesting, determination of the level of benefits and benefit accrual under the Employee Benefit Plans of Buyer, the Company, the Company’s subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Without limiting the generality of the foregoing, as of the Effective Time, Buyer shall cause the Surviving Corporation to honor in accordance with their terms all employment, change in control, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company and any subsidiary and any Company Employee and set forth in Section 6.10(d) of the Company Disclosure Schedule (each, a “Company Executive Agreement”); subject, in each case, to any amendment or termination thereof that may be permitted by the terms of such agreements or arrangements; provided, that no such amendment or termination shall be effected by Buyer or the Surviving Corporation if it would adversely affect an employee’s (or former employee’s) rights resulting from the or relating to the Merger, this Agreement or the other transactions contemplated hereby. The Company and Buyer hereby agree that the occurrence of the Closing shall constitute a “Change in Control” for purposes of any Company Executive Agreement set forth in Section 6.10(d) of the Company Disclosure Schedule.

(e) Following the Effective Time, Buyer shall cause the Surviving Corporation and its subsidiaries to honor any Company collective bargaining agreements, and to preserve the status and functions of any union representative of the current Company Employees, or any current Company Employee serving as a liaison between the Company Employees and applicable unions, on the same terms and subject to the same conditions as existed prior to the Effective Time.

(f) If requested by Buyer at least five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary or appropriate to terminate, effective no later than the Effective Time, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Buyer prior to the Closing Date written evidence of the adoption by the Board of Directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably withheld or delayed).

(g) This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Without limiting the foregoing, no provision of this Section 6.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.10 is intended to amend any Company Benefit Plan, or interfere with Buyer’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(h) For the avoidance of doubt, this Section 6.10 shall not apply to any current or former employees, officers, directors or consultants of CPEX.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the rules and regulations of the NYSE;

(b) all consents required under any Antitrust Law shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

(d) the Company shall have completed the Spin-Off.

Section 7.2 Conditions to the Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) (i) each of the representations and warranties of the Company contained in Section 4.3(a) shall be true and correct (other than de minimis deviations therefrom) as of the date of set forth in Section 4.3(a) and (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in clause (ii) is satisfied, references to “Company Material Adverse Effect” and “material” or “materiality” qualification contained in such representations and warranties shall be ignored;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) from the date of hereof to the Closing Date, there shall not have occurred an event that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect; and

(d) the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following further conditions:

(a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality shall be true and correct, and each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not prevent or materially delay the consummation of the transactions contemplated hereby, in each case, as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c) Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of each of Buyer and the Company;

(b) by either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before October 1, 2008 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date.

(c) by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of Buyer and Acquisition Sub to take any and all commercially reasonable steps in accordance with Section 6.4(b) of this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;

(d) by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by the Company, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date, provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, if the Company or any of its affiliates shall enter into any Acquisition Agreement, pursuant to Section 6.6; provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee as provided in Section 8.2; or

(h) by Buyer, if (i) the Company shall have made a Change of Recommendation, pursuant to Section 6.6; (ii) the board of directors of the Company fails to expressly reaffirm the Company Recommendation within five (5) business days after a written request by Buyer to do so, (iii) the Company fails to use its reasonable best efforts to effect the Spin-Off; or (iv) the Company materially breaches its obligations under Section 6.6.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate without any liability or obligation on the part of Buyer, Acquisition Sub or the Company under this Agreement, other than (a) with respect to a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such party shall be fully liable for any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses, incurred or suffered by the other party or parties as a result of such failure or breach, (b) with respect to the Confidentiality Agreement (which shall terminate in accordance with its terms), and (c) the provisions of Section 8.2 (including with respect to any Company Termination Fee that may be payable pursuant thereto), Section 8.5 and Article IX.

Section 8.2 Termination Fees.

(a) If,

(i) (x) prior to the termination of this Agreement, any Competing Proposal is made to the Company or is publicly proposed or publicly disclosed prior to, obtaining the Requisite Stockholders’ Approval, (y) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) (but only if at such time Buyer would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)) or (d) and (z) within twelve (12) months after such termination, (1) the Company enters into any definitive agreement providing for the consummation of a Competing Proposal (whether or not such agreement shall have been entered into with the person who made the Competing Proposal referred to in the foregoing clause (x)) or (2) the transactions contemplated by any such Competing Proposal (whether or not such Competing Proposal was the Competing Proposal referred to in the foregoing clause (x)) are otherwise consummated;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g);

(iii) this Agreement is terminated by Buyer pursuant to Section 8.1(h); or

(iv) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) (but only if at such time the terminating party would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)) and at the time of such termination, (i) the Company has failed to effect the Spin-Off and (ii) (x) the SEC has previously indicated that it has no additional comments to the Registration Statement on Form 10 last filed by CPEX, and (y) Duff & Phelps LLC is prepared to deliver its opinion that the Company has sufficient surplus under Delaware Law to make the distribution of CPEX common stock and that each of the Company and CPEX will be solvent and adequately capitalized after giving effect to the distribution;

then in any such event the Company shall pay to Buyer a fee of U.S.$13,000,000 (thirteen million dollars) in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made in the case of (x) termination pursuant to Section 8.2(a)(i), no later than the date of the first to occur of the events referred to in Section 8.2(a)(i)(z), (y) termination pursuant to Section 8.2(a)(ii), in advance or concurrent with such termination, or (z) termination pursuant to Section 8.2(a)(iii), or (iv), within two (2) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

Section 8.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that (i) if this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) (but only if at such time the terminating party would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)), and at the time of such termination (A) all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(d), and (B) the Company has failed to effect the Spin-Off due the failure of one or more of the conditions set forth in Section 8.2(a)(iv)(ii)(x) or (y); and (ii) in the event that this Agreement is terminated (A) under the provisions referred to in clause (y) of Section 8.2(a)(i) (or could have been terminated under such section) and the circumstances referred to in clause (x)

of Section 8.2(a)(i) shall have occurred prior to such termination but the Company Termination Fee has not been paid and is not payable because the circumstances referred to in clause (z) of Section 8.2(a)(i) shall not have occurred, or (B) pursuant to Section 8.1(d), then in either of cases (i) or (ii), the Company shall pay a fee in the amount of $2.0 million to reimburse Buyer for expenses and other costs incurred in connection with this Agreement and the transactions contemplated hereby (which expenses and costs need not be documented). Such payment shall be made within two (2) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to make such payment in circumstances where the Company Termination Fee is payable; it being further understood that in the event the Company Termination Fee becomes due and payable, such fee shall be reduced by any amounts paid pursuant to this Section 8.5.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7 and Section 6.10.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer or Acquisition Sub:

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva 49131
Attention:	General Counsel and Secretary
Facsimile:	011 972 3 924 6026

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Peter H. Jakes, Esq.
Jeffrey S. Hochman, Esq.
Facsimile:	(212) 728-8111

if to the Company:

Bentley Pharmaceuticals, Inc.
Bentley Park
2 Holland Way
Exeter, NH 03833
Attention:	Chief Executive Officer
Facsimile:	(603) 658-6101

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:	Eileen T. Nugent, Esq.
Marie L. Gibson, Esq.
Facsimile:	(212) 735-2000

Section 9.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

Section 9.4 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy.

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.6 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Buyer or Acquisition Sub upon written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary or affiliate of Buyer, but no such assignment shall relieve Buyer or Acquisition Sub, as applicable, of any of its obligations hereunder.

Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and except for: (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time pursuant to Section 3.1, (b) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Buyer’s or Acquisition Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Buyer and Acquisition Sub, (c) the provisions of Section 6.7 hereof, and (d) the right of the holders of Company Options and Restricted Stock Units to receive payment at the applicable time, pursuant to Section 3.3 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except that the Merger shall be governed by Delaware Law.

Section 9.9 Consent to Jurisdiction; Enforcement.

(a) Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in New York. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the Southern District of New York and of the United States of America located in the Southern District of New York, not to bring any claim regarding such a dispute in any other court, and to waive unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

(b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11 No Strict Construction. The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Itzhak Krinsky
Name:	Itzhak Krinsky, Ph.D.
Title:	Corporate Vice President - Business Development

By:	/s/ Gerard Van Odijk
Name:	Dr. Gerard Van Odijk
Title:	Group Vice President – Europe

BERYLLIUM MERGER CORPORATION

By:	/s/ Richard Egosi
Name:	Richard Egosi
Title:	President and CEO

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy
Name:	James R. Murphy
Title:	Chairman and CEO

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(b).

“Acquisition Agreement” shall have the meaning set forth in Section 6.6(c).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“AEMPS” shall have the meaning set forth in Section 4.20(a).

“affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Aggregate Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Agreement” shall have the meaning set forth in the Recitals.

“Antitrust Laws” shall have the meaning set forth in Section 4.5(b).

“Arnage A.P.I.” shall have the meaning set forth in Section 4.20(f).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b)(ii).

“business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York or the City of Tel Aviv.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Information” shall have the meaning set forth in Section 6.2(b).

“CERCLA” shall have the meaning set forth in Section 4.21(a)(i).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b)(ii).

“Change in Control” shall have the meaning set forth in Section 6.10(d).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Closing” shall have the meaning set forth in Section 2.2.

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“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company 401(k) Plan” means the Arnage, Inc. 401(k) Plan.

“Company Benefit Plans” means all employee benefit plans, programs or arrangements including all “employee benefit plans” within the meaning of Section 3(3) of ERISA, adopted, maintained, contributed to or required to be contributed to the Company or its ERISA Affiliates with or for the benefit of the Company Employees or with respect to which the Company or its ERISA Affiliates will or may have any material liability.

“Company By-laws” shall have the meaning set forth in Section 2.4(b).

“Company Certificate” shall have the meaning set forth in Section 2.4(a).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employee” shall have the meaning set forth in Section 6.10(b).

“Company Employees” shall have the meaning set forth in Section 6.10(b).

“Company Executive Agreement” shall have the meaning set forth in Section 6.10(d).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event or circumstance that is, or would reasonably be expected to be, materially adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general political or economic conditions; (ii) changes in the general financial or securities markets condition; (iii) any events, circumstances, changes or effects that affect the medical or pharmaceutical industries generally; (iv) any changes in Laws or interpretations thereof; (v) any changes in GAAP or other accounting principles or requirements; (vi) any outbreak or escalation of hostilities or war or any act of terrorism; (vii) the announcement of, or compliance with, this Agreement and the transactions contemplated hereby; (viii) any decline in the market price, or change in the trading value, of the Company; (ix) any failure by the Company to meet any internal or public projections, forecasts or estimates of earnings or revenue (provided, however, that, in the case of clauses (viii) and (ix), the underlying cause for such decline, change or failure may be considered in determining whether there may be a Company Material Adverse Effect); or (ix) the assets and liabilities relating to the Drug Delivery Business that are not part of the Company or its subsidiaries at Closing and that do not otherwise adversely impact the Company;

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(but in each of cases (i) through ((ix)), only if (x) such changes, individually or in the aggregate, do not have a materially disproportionate effect on the Company and its subsidiaries (taken as a whole), or (y) would not reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s Amended and Restated 1991 Stock Option Plan, 2001 Employee Stock Option Plan, as amended, 2001 Directors’ Stock Option Plan, as amended, and Amended and Restated 2005 Equity and Incentive Plan.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Products” shall have the meaning set forth in Section 4.20(a).

“Company Real Property” shall have the meaning set forth in Section 4.22(b).

“Company Recommendation” shall have the meaning set forth in Section 6.3.

“Company Rights” mean the rights to purchase Series A Junior Participating Preferred Stock issued under the Company Rights Agreement.

“Company Rights Agreement” shall have the meaning set forth in Section 4.17(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.2.

“Company’s Facilities” shall have the meaning set forth in Section 4.21(b).

“Competing Proposal” shall have the meaning set forth in Section 6.6(g).

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 30, 2007 between Buyer and the Company, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CPEX” shall mean CPEX Pharmaceuticals, Inc., a Delaware corporation wholly-owned by the Company, and its subsidiaries.

“CPEX Value” shall mean the product of (x) the number of shares of CPEX common stock distributed to the Company's stockholders pursuant to the Spin-Off and (y) the

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volume weighted average trading price of one share of CPEX common stock on the first day of trading of the CPEX common stock on the principal market on which such stock trades following the completion of the Spin-Off.

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Divestiture” shall have the meaning set forth in Section 6.4(b).

“Drug Delivery Business” shall mean the business and operations of the Drug Delivery segment of the Company as described in the Form 10-K.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, by and between the Company and CPEX, in the form as provided by the Company to Buyer prior to the date hereof, with such amendments thereto to the extent permitted by this Agreement.

“Environmental Laws” shall have the meaning set forth in Section 4.21(a)(i).

“Environmental Permits” shall have the meaning set forth in Section 4.21(a)(iii).

“Equity Adjustment” shall have the meaning set forth in Section 3.1(b).

“Equity Adjustment Date” shall have the meaning set forth in Section 3.1(b).

“Equity-Providing Employment Agreements” means the agreements set forth in Appendix A to the Company Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity required to be aggregated together with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under any antitrust regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

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“Expiration Date” shall have the meaning set forth in Section 4.17(b).

“FDA” shall have the meaning set forth in Section 4.20(a).

“Form 10-K” shall mean the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2007, as filed prior to the date hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Grant Date” shall have the meaning set forth in Section 4.3(d).

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government (federal, state, regional or local), or governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall have the meaning set forth in Section 4.21(a)(ii).

“HSR Act” shall have the meaning set forth in Section 4.5(b).

“In-the-Money Option” shall mean a Company Option having a per share exercise price less than the Merger Consideration (it being understood that whether a Company Option is an In-the-Money Option shall be determined on an iterative basis by initially dividing the Aggregate Purchase Price by the aggregate number of shares of outstanding Company Common Stock and Restricted Stock Units exclusive of Company Options (the “basic per share consideration”), recalculating the basic per share consideration taking into account the Tranche of outstanding Company Options with the lowest per share exercise price and then repeating this process with each additional Tranche in increasing order of per share exercise price until no additional Tranches of Company Options become In-the-Money Options as a result of such calculation).

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates (other than CPEX) or any of their predecessors in their capacity as such, and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.13(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” means, with respect to any matter in question, in respect of the Company, the knowledge, after reasonable inquiry, of the individuals set forth in Appendix A of the Company Disclosure Schedule.

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“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority, including but not limited to pharmaceutical and labor laws of any location where the Company or its subsidiaries conduct business.

“Leased Real Property” shall have the meaning set forth in Section 4.22(b).

“Leases” shall have the meaning set forth in Section 4.22(b).

“Ley 29/2006” shall have the meaning set forth in Section 4.20(a).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities, deeds of trust, leases, rights of first refusal, easements, servitudes, transfer restrictions or charges of any kind.

“Material Contract” shall have the meaning set forth in Section 4.23(c).

“Measurement Date” shall have the meaning set forth in Section 4.3(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” means a “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Necessary Assets” shall have the meaning set forth in Section 4.15.

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NYSE” shall mean the New York Stock Exchange.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Out-of-the-Money Option” shall mean each Company Option having a per share exercise price equal to or in excess of the Merger Consideration.

“Owned Real Property” shall have the meaning set forth in Section 4.22(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company's consolidated balance sheet as of December 31, 2007 included in the Form 10-K (or the notes thereto), (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have,

6

and would not reasonably be expected to materially impact the value of, or materially adversely affect the continued used of, the Owned Real Property, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession without options to purchase or rights of first refusal, (C) any supplemental Taxes or assessments not shown by the public records a Lien not yet due and payable and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Buyer) and (vi) mechanics’, carriers’, landlords’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business not yet due and payable.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“RCRA” shall have the meaning set forth in Section 4.21(a)(i).

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.18.

“Restricted Stock Units” means any restricted stock units granted pursuant to the Company’s Amended and Restated 2005 Equity and Incentive Plan.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(b).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spin-Off” shall have the meaning set forth in the Recitals.

“Spin-Off Agreements” shall mean the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Tax Sharing Agreement, by and between the Company and CPEX, in the form as provided by the Company to Buyer prior to the date hereof, with such amendments thereto to the extent permitted by this Agreement.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

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“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(h).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, tasas, contribuciones especiales and other similar charges (together with any and all interest, penalties and additions to tax), whether disputed or not, imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Tranche” means a set of Company Options all having the same per share exercise price.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Transition Services Agreement” shall have the meaning set forth in Section 4.15.

“Voting Agreement” shall have the meaning set forth in the Recitals.

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Appendix B

INDEX OF DEFINED TERMS

Page References Refer to Instance of First Usage

Acceptable Confidentiality Agreement	36
Acquisition Agreement	37
Acquisition Sub	1
AEMPS	21
Aggregate Purchase Price	4
Agreement	1
Antitrust Laws	34
Book-Entry Shares	4
Buyer	1
Buyer Information	32
CERCLA	22
Certificate of Merger	2
Certificates	4
Change in Control	43
Change of Recommendation	37
Closing	2
Closing Date	2
Company	1
Company By-laws	3
Company Certificate	3
Company Common Stock	3
Company Disclosure Schedule	9
Company Employee	42
Company Employees	42
Company Executive Agreement	43
Company Intellectual Property Rights	18
Company Permits	13
Company Preferred Stock	10
Company Products	21
Company Real Property	23
Company Recommendation	33
Company Rights	3
Company Rights Agreement	21
Company SEC Documents	14
Company Termination Fee	48
Company's Facilities	22
Competing Proposal	38
Delaware Law	1
Dissenting Shares	7
Divestiture	34
Effective Time	2
Environmental Laws	22
Equity Adjustment	4
Equity Adjustment Date	4
Environmental Permits	22
Exchange Fund	5
Expiration Date	21
FDA	34
Grant Date	11
Hazardous Materials	22
HSR Act	12
Intellectual Property Rights	18
Leased Real Property	23
Leases	23
Ley 29/2006	21
Material Contract	24
Measurement Date	10
Merger	1
Merger Consideration	4
Necessary Assets	20
New Plans	42
Option Cash Payment	7
Owned Real Property	23
Paying Agent	5
Proxy Statement	32
RCRA	22
Representatives	35
Requisite Stockholder Approval	21
Restricted Stock Unit Payment	7
Secretary of State	2
Spin-Off	1
Stockholders’ Meeting	33
Superior Proposal	38
Surviving Corporation	2
Termination Date	46
Transition Services Agreement	20
Voting Agreement	1

B-1